                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                            SCHEDULE 14A INFORMATION

        PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE
                                 ACT OF 1934

Filed by Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[x] Preliminary Proxy Statement
[ ] Confidential, for use of the Commission only [as permitted by Rule
    14a-6(e)(2)]
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to 14a-11(c) or Rule 14a-12

                             TATHAM OFFSHORE, INC.
                (Name of Registrant as Specified in its Charter)

                           --------------------------

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x] No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)  Title of each class of securities to which transaction applies:

    ------------------------------------------------------------------------

2)  Aggregate number of securities to which transaction applies:

    ------------------------------------------------------------------------

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

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4)  Proposed maximum aggregate value of transaction:

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5)  Total fee paid:

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identity the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1)   Amount previously paid:
                                --------------------------------------------

    2)   Form, Schedule or Registration Statement No.
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    3)   Filing party:
                      ------------------------------------------------------

    4)   Date filed:
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*Set forth the amount on which the filing fee is calculated and state how it was determined.

                             TATHAM OFFSHORE, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 13, 1997

TO THE STOCKHOLDERS:

         You are cordially invited to attend the Annual Meeting of Stockholders of Tatham Offshore, Inc. ("Tatham Offshore") to be held at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas at 9:30 a.m., Central Standard Time, on Thursday, November 13, 1997, for the following purposes:

         1. To elect eleven directors of Tatham Offshore to hold office until the next annual meeting of stockholders and until their respective successors are duly elected and qualified;

         2. To ratify the Board of Directors' appointment of Price Waterhouse LLP as Tatham Offshore's independent accountants for the fiscal year ending June 30, 1998;

         3. To ratify the Board of Directors' approval of Tatham Offshore's Restructuring Option Agreement with DeepTech International Inc.;

         4. To authorize the Board of Directors to effect a reverse split of Tatham Offshore common stock of up to ten-for-one and the related amendment to the Company's Certificate of Incorporation; and

         5. To transact such other business as may properly be brought before the meeting or any adjournment(s) thereof.

         Holders of record of Tatham Offshore's common stock at the close of business on October 15, 1997 will be entitled to notice of and to vote at the meeting or any adjournment(s) thereof.

         Stockholders who do not expect to attend the meeting are requested to sign and return the enclosed proxy, for which a postage-paid, return envelope is enclosed. The proxy must be signed and returned in order to be counted.

                                        By Order of the Board of Directors,


                                        THOMAS P. TATHAM
                                        Chairman of the Board

Houston, Texas
October 27, 1997

                             TATHAM OFFSHORE, INC.
                           7400 Texas Commerce Tower
                               600 Travis Street
                             Houston, Texas  77002

                                PROXY STATEMENT

                      1997 ANNUAL MEETING OF STOCKHOLDERS

                              ----------------

         The enclosed form of proxy is solicited by the Board of Directors of Tatham Offshore, Inc. ("Tatham Offshore" or the "Company") to be used at the 1997 Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas at 9:30 a.m., Central Standard Time, on Thursday, November 13, 1997. This Proxy Statement and the related proxy are to be first sent or given to the stockholders of Tatham Offshore on or about October 27, 1997. Any stockholder giving a proxy may revoke it at any time provided written notice of such revocation is received by the Secretary of Tatham Offshore before such proxy is voted; otherwise, if received in time, properly completed proxies will be voted at the meeting in accordance with the instructions specified thereon. Stockholders attending the Annual Meeting may revoke their proxies and vote in person.

         Holders of record at the close of business on October 15, 1997 of Tatham Offshore's common stock, $.01 par value ("Common Stock"), will be entitled to one vote per share on all matters submitted to a vote of the stockholders at the meeting. On September 30, 1997, there were outstanding 27,655,727 shares of Common Stock, and 24,343,931 shares of $.01 par value, preferred stock ("Preferred Stock"). The holders of Preferred Stock will not be entitled to vote on matters submitted to the stockholders at the meeting.

         Tatham Offshore's Annual Report for the fiscal year ended June 30, 1997, including financial statements, is being mailed herewith to all stockholders entitled to vote at the Annual Meeting. The Annual Report does not constitute a part of the proxy soliciting material.

                             ELECTION OF DIRECTORS
                                    (ITEM 1)

         At the Annual Meeting, eleven directors are to be elected to hold office until the next succeeding annual meeting of the stockholders and until their respective successors have been elected and qualified. Nine of the director nominees are currently directors of Tatham Offshore. Proxies cannot be voted for a greater number of persons than the number of nominees named on the enclosed form of proxy. A plurality of the votes cast in person or by proxy by the holders of Common Stock is required to elect a director. Accordingly, under Delaware law and Tatham Offshore's Restated Certificate of Incorporation and By-laws, abstentions and "broker non-votes" would not have the same legal effect as a vote against a particular director. A broker non-vote occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item. Stockholders may not cumulate their votes in the election of directors. The Board of Directors recommends a vote "FOR" each of the following eleven nominees.

The following information regarding the director nominees of Tatham Offshore, their principal occupations, employment history and directorships in certain companies is as reported by the respective individuals.

DIRECTOR NOMINEES

         THOMAS P. TATHAM, age 52, has served as Chairman of the Board and a Director of Tatham Offshore since its inception in 1988. In addition, Mr. Tatham has served as Chairman of the Board, Chief Executive Officer and a Director of DeepTech International Inc. ("DeepTech") and Chairman of the Board of Leviathan Gas Pipeline Company ("Leviathan"), affiliates of Tatham Offshore, since October 1989 and February 1989, respectively. In addition, Mr. Tatham served as Chief Executive Officer of Leviathan from February 1989 until June 1995. Mr. Tatham has over 27 years experience in the oil and gas industry. He founded Mid American Oil Company in 1970 and served as Chairman of the Board and Chief Executive Officer until he sold his interest therein to Centex Corporation in 1979. In 1979, Mr. Tatham founded Tatham Corporation to acquire Sugar Bowl Gas Corporation ("Sugar Bowl"), the second largest intrastate pipeline system in Louisiana. He served as Chairman of the Board of Tatham Corporation from 1979 to December 1983, at which time it sold the assets of Sugar Bowl to a joint venture between MidCon Corp. and Texas Oil and Gas, Inc. From 1984 to 1988, Mr. Tatham pursued personal investments in various industries, including the oil and gas industry. Mr. Tatham served as a director of J. Ray McDermott, S.A. from its inception in February 1995 through August 1997.

         KENNETH E. BEENEY, age 38, has served as a Director and Vice President
- Chief Geophysicist of Tatham Offshore since August 1993. Mr. Beeney has 16 years of exploration experience, with a primary focus in the Gulf of Mexico. Prior to joining Tatham Offshore in 1989, Mr. Beeney worked for Tenneco Oil Company for eight years and Anadarko Petroleum Corporation on a variety of exploration assignments. Mr. Beeney received a B.S. in Geophysics from the Colorado School of Mines.

         PHILLIP G. CLARKE, age 62, has served as a Director of Tatham Offshore since March 1995. Mr. Clarke has worked in the oil and gas industry for 40 years. He was initially employed by Texaco, Inc. for approximately eight years, serving in various engineering positions. In 1965, Mr. Clarke was employed by Placid Oil Company ("Placid") where he accumulated an additional 30 years of diversified experience. In 1977, Mr. Clarke was elevated to the position of Vice President of Operations for Placid's world-wide activities and held that position until his early retirement in 1995. Following his Placid retirement, Mr. Clarke continued his oil industry activity by joining several associates in forming Rising Star Energy, LLC, a Dallas, Texas based independent energy company where he is currently employed. Mr. Clarke received a B.S. degree in Mechanical Engineering from Oklahoma State University.

         ANTOINE GAUTREAUX, Jr., age 44, has served as a Director of Tatham Offshore since October 1996, Chief Operating Officer of Tatham Offshore since July 1996 and as Senior Vice President - Operations from September 1995 to July 1996. Prior to joining the Company, Mr. Gautreaux was employed by Placid for 21 years in various capacities, including Manager of Drilling and Production. Mr. Gautreaux received a B.S. degree from Nichols State University.

         E. LYNN HILL, age 51, has served as Chief Financial Officer and Secretary of Tatham Offshore since March 1997. Prior to joining Tatham Offshore, Mr. Hill served as Senior Vice President - Finance, Administration and Secretary - Treasurer of Global Natural Resources, Inc. from July 1988 to March 1997. Mr. Hill has over 28 years of experience in finance and auditing in energy related companies and in public accounting. Mr. Hill received a B.B.A. degree from the University of North Texas and is a certified public accountant.

         EDWARD L. MOSES, JR., age 61, has served as Senior Vice President - Engineering and Production of DeepTech since 1992 and Managing Director and a Director of Deepwater Production Systems, Inc. since August 1993. From 1991 to 1992, he served as Senior Vice President and a Director of Tatham Offshore. From 1989 to 1991, Mr. Moses served as Vice President - Engineering of Tatham Offshore. Mr. Moses has worked for over 30 years in the oil and gas industry. Prior to joining DeepTech, he worked for 12 years as an independent consultant in the oil and gas industry. Prior thereto, he spent 18 years working for Superior Oil Company where he served as Manager of International Drilling Operations. Mr. Moses has a B.S. in Petroleum Engineering from Texas A&M University.

         CLYDE E. NATH, age 63, has served as a Director of Tatham Offshore since March 1995. Mr. Nath worked in the oil and gas industry for 40 years with Kerr-McGee Corp., holding various positions in Kerr-McGee's Exploration and Production Division throughout his career. From 1985 until his retirement in December 1994, Mr. Nath was Vice President of Exploration for the Gulf of Mexico Region of Kerr-McGee's Exploration and Production Division. Mr. Nath holds a Bachelor's degree in Geology from Oklahoma City University. He is a member of the American Association of Petroleum Geologists, the Houston Geological Society and American Petroleum Institute.

         JAMES G. NIVEN, age 51, has served as a Director of Tatham Offshore since June 1994 and as a General Partner of Pioneer Associates, a venture capital investment company, since 1982. Mr. Niven has been a Senior Vice President of Sotheby's Inc. since November 1996 and from 1989 to 1994 was Chairman of the Board of Global Natural Resources Inc. Mr. Niven is currently a Director of The Lynton Group, Inc., Noel Group, Inc., Lincoln Snacks Company and HealthPlan Services Inc. He is a member of the Board of Managers of Memorial Sloan-Kettering Cancer Center, and a Trustee of the Museum of Modern Art, and the National Center for Learning Disabilities, Inc.

         JONATHAN D. POLLOCK, age 34, is a Portfolio Manager of Elliott Associates, L.P. ("Elliott Associates") responsible for the firm's oil and gas investments and has served as a Director of Tatham Offshore since October 1996. Mr. Pollock has been with Elliott Associates since 1989. Prior to joining Elliott Associates, Mr. Pollock was employed by Greenleaf Partners, an investment banking firm. Elliott Associates is deemed to beneficially own more than 5% of the Common Stock of the Company. See "--Security Ownership of Certain Beneficial Owners and Management."

         ROGER B. VINCENT, SR., age 52, has served as a Director of Tatham Offshore since January 1996. Mr. Vincent is President of Springwell Corporation, a corporate finance advisory firm located in New York. Prior to founding Springwell, Mr. Vincent spent 18 years with Bankers Trust Company where he was a Managing Director of the firm as well as in charge of the firm's Client Group. Mr. Vincent is a Trustee of the GCG Trust of the Golden American Life Insurance Company and a member of the Policy Committee of Atlantic Asset Management Partners, LLC. Mr. Vincent is a graduate of Yale University and Harvard Business School.

         DIANA J. WALTERS, age 34, has served as a Director of Tatham Offshore since September 1995 and is a Vice President of PaineWebber, Inc. in their energy group. Prior to joining PaineWebber, Ms. Walters served as Vice President - Corporate Finance and Planning of Tatham Offshore from October 1993 through September 1995 and as Chief Financial Officer of Tatham Offshore from September 1995 through November 1996. Prior to joining Tatham Offshore, she served as a Vice President in the Natural Resources Group of Internationale Nederlanden Bank (ING Bank) from 1990 to 1993 financing independent oil and gas companies and as an Assistant Vice President in the Natural Resources Department at The Chase Manhattan Bank (formerly Manufacturers Hanover Trust Company) from 1986 to 1990 financing interstate and intrastate pipeline companies. Ms. Walters received a B.A. degree and a M.A. degree in Energy and Mineral Resources from the University of Texas at Austin.

BOARD OF DIRECTORS AND COMMITTEES

         The Board of Directors held four meetings during the fiscal year ended June 30, 1997. During the fiscal year ended June 30, 1997, each director attended at least 75% of the total number of meetings of the Board of Directors and the committees on which each such director served.

         The Incentive Plan Compensation Committee is responsible for administering the Equity Incentive Plan (the "Incentive Plan"). Pursuant to the Incentive Plan, the Board of Directors appoints two or more directors to the Incentive Plan Compensation Committee each of which is a disinterested person within the meaning of Rule 16b(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and qualifies as an "outside director" as such term is used for the purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Incentive Plan Compensation Committee, which is comprised of Messrs. Clarke, Nath and Vincent, held two meetings during the fiscal year ended June 30, 1997.

         The Conflicts and Audit Committee provides two primary services.
First, it advises the Board of Directors in matters regarding the system of internal controls and the annual independent audit, and reviews policies and practices of Tatham Offshore, including changes in accounting practices and significant estimates made by management affecting the financial statements. Second, the Conflicts and Audit Committee, at the request of the Board of Directors, reviews specific matters as to which the Board of Directors believes there may be a conflict of interest in order to determine if the resolution of such potential conflict proposed by the Board of Directors is fair and reasonable to Tatham Offshore. The Conflicts and Audit Committee also reviews other matters that it deems appropriate. Any such matters approved by a majority vote of the Conflicts and Audit Committee will be deemed conclusively to be fair and reasonable to Tatham Offshore. The Conflicts and Audit
Committee of the Board of Directors, comprised of Messrs. Niven and Vincent and Mr. Humbert B. Powell, III, met once during the fiscal year ended June 30, 1997.

         The Special Committee is responsible for certain matters at the request of the Board of Directors by resolution. The Special Committee is comprised of Messrs. Clarke, Nath, Niven, Powell and Vincent. The Special Committee did not meet during the fiscal year ended June 30, 1997.

         Directors of Tatham Offshore are entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to and from, and attendance at, meetings of the Board of Directors or committees thereof. Directors of Tatham Offshore who are not officers or affiliates of Tatham Offshore are paid an annual fee of $30,000 plus $2,000 per meeting attended. See "--Non-Employee Director Stock Option Plan."

         Mr. Nath entered into a business consulting agreement with Flextrend Development Company, L.L.C. ("Flextrend Development"), an affiliate of Tatham Offshore, immediately after Flextrend Development acquired working interests in certain offshore oil and gas leases from Tatham Offshore on June 30, 1995. Pursuant to this agreement, Mr. Nath agreed to provide Flextrend Development consulting services in exchange for a one-time consulting fee of $150,000. The business consulting agreement had a one-year term commencing on the date of the agreement (July 1, 1995). Through June 30, 1996, Mr. Nath abstained from voting on matters that came before the Board of Directors of Tatham Offshore. Effective July 1, 1996, Mr. Nath and Flextrend Development entered into a similar agreement providing that Mr. Nath would devote 25% of his time to Flextrend Development for an annual fee of $75,000 which was paid in January 1997.

         In September 1996, Tatham Offshore entered into an agreement with Mr. Pollock regarding his service as a Director of Tatham Offshore. The agreement provides for standard director compensation including the grant pursuant to the Non-Employee Director Stock Option Plan (the "Director Plan") of stock options to purchase 30,000 shares of Common Stock at the fair market value on the date of election as a director of Tatham Offshore. The stock options will vest at the rate of 10,000 per year over three years.

         In September 1996, Tatham Offshore entered into an agreement with Mr. Donald S. Taylor regarding his service as a Director of Tatham Offshore. The agreement provides for standard director compensation including the grant pursuant to the Director Plan of stock options to purchase 30,000 shares of Common Stock at the fair market value on the date of re-election as a director of Tatham Offshore. The stock options will vest at the rate of 10,000 per year over three years.

         In September 1996, Tatham Offshore entered into an agreement with Ms. Walters regarding her service as a Director of Tatham Offshore. The agreement provides for standard director compensation including the grant pursuant to the Director Plan of stock options to purchase 30,000 shares of Common Stock at the fair market value on the date of re-election as a director of Tatham Offshore. The stock options will vest at the rate of 10,000 per year over three years.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The executive officers of the Company are compensated by DeepTech and do not receive compensation from the Company for their services as such except for amounts that may be paid to such officers under the Incentive Plan. See "--Incentive Plan" below. DeepTech has entered into management agreements with each of its subsidiaries, including the Company, pursuant to which each affiliate is charged an annual management fee in exchange for operational, financial, accounting and administrative services. The management fee is intended to reimburse DeepTech for the estimated costs of the services provided to each affiliate. The management agreement was amended effective July 1, 1996 to provide for an annual management fee equal to 24% of DeepTech's overhead expenses. During the year ended June 30, 1997, the Company was charged $3,279,000 under its management agreement.

         The following table sets forth the compensation paid by DeepTech to the Company's Chief Executive Officer and each of the Company's five other most highly compensated executive officers for the fiscal year ended June 30, 1997 (collectively, the "Named Officers"). The compensation set forth in the table represents amounts paid to the Named Officers in respect to their services rendered in all capacities to DeepTech and its subsidiaries for the fiscal years ended June 30, 1997, 1996 and 1995. Therefore, the amounts shown do not reflect amounts earned solely as compensation for services to the Company. During the fiscal year ended June 30, 1997, each of Messrs. Tatham and Kunetka spent less than a majority of his time performing services for the Company. During the same period, Messrs. Gautreaux, Beeney, Gibbon and Lucas spent a majority of their time performing services for the Company. As noted below, in addition to serving as executive officers of the Company each of Messrs. Tatham and Kunetka also served as officers of DeepTech and one or more of its affiliates.

                        ANNUAL COMPENSATION BY DEEPTECH

                                                                                         LONG TERM
                                                                                       COMPENSATION
NAME/PRINCIPAL                                                          OTHER ANNUAL      AWARDS           ALL OTHER
POSITION WITH               FISCAL     SALARY(1)       BONUS(1)       COMPENSATION(2)     OPTIONS        COMPENSATION
TATHAM OFFSHORE              YEAR         ($)           ($)                ($)            (#)                ($)
Thomas P. Tatham(3)......    1997    $1,000,000(4)         --         $1,400,000(4)           --(5)             --
Chief Executive Officer      1996    $2,731,750(6)   $600,000(6)      $   39,179(7)      300,000(8)(11)         --
                             1995      $600,000      $600,000(9)      $  107,714(10)     100,000(11)            --

Antoine Gautreaux, Jr.(12)   1997      $200,000            --                 --         100,000(13)            --
Chief Operating Officer      1996      $162,500            --                 --          75,000(11)            --
                             1995       $31,248            --                 --          25,000(13)            --

Dennis A. Kunetka(14)....    1997      $140,000            --                 --              --                --
Senior Vice President-       1996      $120,000            --                 --          30,000(11)            --
Corporate Finance &          1995      $120,000       $15,000                 --              --                --
Investor Relations

Kenneth E. Beeney(12)....    1997      $140,000            --                 --         100,000(13)            --
Vice President-              1996      $110,000            --                 --          75,000(11)            --
Chief Geophysicist           1995       $90,000       $50,000                 --              --                --

Edward J. Gibbon, Jr.(12).   1997      $125,000            --                 --         100,000(13)            --
Vice President-              1996      $106,660            --                 --          50,000(11)            --
Reservoir Engineering        1995      $100,000       $15,000                 --              --                --

Jeffrey K. Lucas(12)......   1997      $110,000            --                 --          70,000(13)            --
Vice President-              1996       $95,000            --                 --          50,000(11)            --
Land Manager                 1995       $95,000       $50,000                 --              --                --

-----------------------
(1) Includes the aggregate market value of Common Stock and DeepTech common stock issued as a result of the exercise of options granted pursuant to the Deferred Compensation Arrangement (as defined herein) for salary and bonuses. The aggregate market value is calculated based on the last reported sales prices of the Common Stock and/or the DeepTech common stock on the dates of exercise of the options.
(2) Other Annual Compensation excludes the aggregate value of perquisites when such value is less than the lesser of $50,000 or 10% of total annual Salary and Bonus for each Named Officer.
(3) Mr. Tatham also serves as Chairman of the Board and Chief Executive Officer of DeepTech and Chairman of the Board of Leviathan. During the fiscal year ended June 30, 1997, Mr. Tatham spent less than a majority of his time performing services for the Company.
(4) Effective July 1, 1996, the Compensation Committee of DeepTech's Board of Directors established a compensation plan for Mr. Tatham for the years ended June 30, 1997 and 1998. Under the compensation plan, Mr. Tatham is to receive a base salary of $1,000,000 per annum plus $1,400,000 per annum to be credited against incentive bonuses as they are earned. The base salary and bonus are payable at the rate of $200,000 per month. The Compensation Committee of DeepTech's Board of Directors detailed certain performance goals for DeepTech and its subsidiaries and affiliates, including the Company, and Mr. Tatham which would allow him to earn the incentive bonus payments over the two year period. The performance goals are structured to reward Mr. Tatham for enhancing shareholder value through increased earnings per share and by obtaining financing for key projects.
(5) Excludes options to acquire 1,100,000 shares of DeepTech common stock that were granted to Mr. Tatham during the fiscal year ended June 30, 1997 related to matters other than for executive compensation and unrelated to the operations of DeepTech or the Company.
(6) Mr. Tatham's salary and bonus for the fiscal year ended June 30, 1996 were settled through the issuance of options pursuant to the Deferred Compensation Arrangement. Under the Deferred Compensation Arrangement, for each $1 of salary deferred, Mr. Tatham was entitled to apply $3 to the exercise price of options to acquire Common Stock or DeepTech common stock under the Company's Incentive Plan or DeepTech's equity incentive plan, respectively. Through June 30, 1996, Mr. Tatham had exercised options to acquire 600,125 shares of DeepTech common stock in full settlement of his salary for the fiscal year ended June 30, 1996. In addition, Mr. Tatham was awarded a bonus during the fiscal year ended June 30, 1996 unrelated to the Company's operations. This bonus was settled pursuant to the Deferred Compensation Arrangement in September 1995 when Mr. Tatham exercised options to purchase 150,000 shares of DeepTech common stock. The aggregate market value of the 750,125 shares of DeepTech common stock issued, calculated based on the last reported sales price on the dates of exercise, was $3,331,750.
(7)      Represents dues for club memberships.
(8) Excludes options to acquire 1,666,666 shares of DeepTech common stock that were granted by DeepTech to Mr. Tatham during the fiscal year ended June 30, 1996 related to matters other than for executive compensation and unrelated to the operations of DeepTech or the Company.
(9) Mr. Tatham's bonus was earned during the fiscal year ended June 30, 1995, but was deferred under the Deferred Compensation Arrangement with DeepTech. In August 1995, Mr. Tatham exercised options to purchase 150,000 shares of DeepTech common stock in settlement of this bonus obligation. The market value of the 150,000 shares of DeepTech common stock issued, calculated based on the last reported sales price on the date of exercise, was $600,000.
(10) Includes $85,400 to pay the initial membership fee at two country clubs.
(11) Options to acquire DeepTech common stock granted pursuant to DeepTech's equity incentive plan.
(12) Each of these executive officers spent the majority of his time performing services for the Company during the fiscal year ended June 30, 1997.
(13) Represents options issued to purchase shares of Common Stock pursuant to the Company's Incentive Plan.
(14) Mr. Kunetka also serves as Senior Vice President - Corporate Finance and Investor Relations for DeepTech and Leviathan. During the fiscal year ended June 30, 1997, Mr. Kunetka spent less than a majority of his time performing services for the Company.

         The following table sets forth certain information detailing Stock Appreciation Rights ("SARs") grants made to the Named Officers under the Incentive Plan with respect to shares of Tatham Offshore Common Stock during the fiscal year ended June 30, 1997. Each of the SARs listed below were issued pursuant to the Company's Incentive Plan.


                          NUMBER OF SHARES
                         OF TATHAM OFFSHORE     PERCENT OF
                            COMMON STOCK          TOTAL
                             UNDERLYING        OPTIONS/SARS    EXERCISE                    POTENTIAL REALIZABLE VALUE
                           OPTIONS/SARS        GRANTED IN      OR BASE      EXPIRATION       AT ASSUMED ANNUAL RATES
        NAME                 GRANTED          FISCAL YEAR       PRICE          DATE        OF STOCK PRICE APPRECIATION
                                                              ($/SHARE)                          FOR OPTION TERM
                                                                                             5%   ($)       10%   ($)
Kenneth E. Beeney              100,000            12.7%         $0.8125       10/21/02       $27,630        $62,690

Antoine Gautreaux, Jr.         100,000            12.7%         $0.8125       10/21/02       $27,630        $62,690

Edward J. Gibbon, Jr.          100,000            12.7%         $0.8125       10/21/02       $27,630        $62,690

Jeffrey K. Lucas                70,000             8.9%         $0.8125       10/21/02       $19,341        $43,883


OPTION EXERCISES AND YEAR-END VALUE TABLES

         The following table sets forth certain information regarding the outstanding options and warrants to purchase DeepTech common stock held by the Named Officers at June 30, 1997:

                                                                        NUMBER OF                 VALUE OF UNEXERCISED
                                                   VALUE           UNEXERCISED OPTIONS           IN-THE-MONEY OPTIONS AT
                             SHARES ACQUIRED     REALIZED        AT FISCAL YEAR-END (#)            FISCAL YEAR-END ($)
          NAME               ON EXERCISE (#)        ($)         EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
Thomas P. Tatham                722,917(1)          -- (2)      2,568,749   /       --       $ 5,603,121   /         --

Antoine Gautreaux, Jr.             --               --             18,750   /  56,250(3)        $ 75,000   /  $ 225,000

Dennis A. Kunetka                  --               --              7,500   /  22,500(3)        $ 30,000   /  $  90,000

Kenneth E. Beeney                  --               --             18,750   /  56,250(3)        $ 75,000   /  $ 225,000

Edward J. Gibbon, Jr.              --               --             12,500   /  37,500(3)        $ 50,000   /  $ 150,000

Jeffrey K. Lucas                   --               --             12,500   /  37,500(3)        $ 50,000   /  $ 150,000

------------------------------

(1) Options exercised to purchase DeepTech common stock were acquired by Mr. Tatham related to matters other than executive compensation and unrelated to the operations of DeepTech or the Company.
(2) On May 21, 1997, Mr. Tatham exercised 447,917 warrants to purchase a like amount of shares of DeepTech common stock at $4.50 per share. In addition, Mr. Tatham exercised 275,000 warrants to purchase a like amount of shares of DeepTech common stock at $10.00 per share. On May 21, 1997, DeepTech common stock closed at $6.44 per share on The Nasdaq National Market.
(3) Represents unvested portion of options issued pursuant to DeepTech's equity incentive plan and which vest 25% annually beginning November 14, 1996.

         The following table sets forth certain information regarding the outstanding options and warrants to purchase Tatham Offshore Common Stock held by the Named Officers at June 30, 1997.

                                                                      NUMBER OF                VALUE OF UNEXERCISED
                                                   VALUE         UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS AT
                             SHARES ACQUIRED     REALIZED       AT FISCAL YEAR-END (#)         FISCAL YEAR-END ($)
          NAME               ON EXERCISE (#)        ($)       EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
                                                                                                                 <
Antoine Gautreaux, Jr.             --              --           25,000(1)/100,000(2)              --   / --

Kenneth E. Beeney                  --              --                --  /100,000(2)              --   / --

Edward J. Gibbon, Jr.              --              --                --  /100,000(2)              --   / --

Jeffrey K. Lucas                   --              --                --  / 70,000(2)              --   / --

-----------------------------

(1) Options granted pursuant to Tatham Offshore's Incentive Plan which are 100% vested.
(2) SARs granted pursuant to Tatham Offshore's Incentive Plan on October 21, 1996 which vest 1/3 each year beginning three years from the date of grant.

INCENTIVE PLAN

         In 1995, Tatham Offshore adopted the Incentive Plan. The Incentive Plan was effected to provide Tatham Offshore with the ability of making a variety of awards pursuant to the Incentive Plan including stock options, restricted stock and stock value equivalent awards.

         Under the Incentive Plan, Tatham Offshore may grant to employees, consultants or agents of Tatham Offshore or any of its parents or subsidiaries one or more options (each, a "Stock Option") to purchase shares of Common Stock as hereinafter set forth. Stock Options granted under the Incentive Plan may be either incentive stock options ("Incentive Stock Options") within the meaning of Section 422(b) of the Code, or options that do not qualify as Incentive Stock Options ("Non-Qualified Stock Options"). Pursuant to the Incentive Plan, Tatham Offshore may grant awards of Common Stock subject to restrictions on sale or other disposition of such shares ("Restricted Stock Grant"), and such other requirements as the Incentive Plan Compensation Committee deems appropriate including the requirement that such shares be forfeited upon termination of employment for certain reasons within a specified period of time. Pursuant to the Incentive Plan, Tatham Offshore may also grant rights to receive an amount equal to the fair market value of shares of Common Stock or rights to receive an amount equal to any appreciation or increase in the fair market value of Common Stock over a specified period of time (SARs). Stock Options, Restricted Stock Grants and SARs are referred to collectively herein as "Awards."

         Except with respect to outstanding Awards, and unless sooner terminated by action of Tatham Offshore's Board of Directors or the committee thereof charged with administration of the Incentive Plan, the Incentive Plan will terminate on December 31, 2005. The maximum number of shares of Common Stock with respect to which Awards may be granted under the Incentive Plan is 4,000,000, subject to adjustments for stock splits, stock dividends and certain other changes in capitalization.

         The Board of Directors may terminate or suspend the Incentive Plan (or any portion thereof) at any time with respect to any shares for which Awards have not previously been granted and remain outstanding. The Board of Directors has the right to alter or amend the Incentive Plan or any part thereof from time to time; provided, however, that no change in any Award theretofore granted may be made which would materially adversely affect the rights and obligations of the holder of any such Award without the written consent of such Incentive Plan participant; and provided, further, that the Board of Directors may not, without stockholder approval as required under the Incentive Plan, (i) materially increase the number of shares of Common Stock which may be issued under the Incentive Plan (other than in connection with adjustments permitted by the Incentive Plan), (ii) materially modify the requirements as to eligibility for participation in the Incentive Plan,

(iii) materially increase the benefits accruing to participants under the Incentive Plan, or (iv) extend the termination date of the Incentive Plan. In addition, no amendment, suspension or termination can be adopted which would disqualify the Incentive Plan from (i) the exemption provided by Rule 16b-3, promulgated under the Exchange Act, or any successor rule or regulation to such Rule 16b-3, as such rule is applicable from time to time, or (ii) the benefits provided under Section 422 of the Code, or any successor thereto.

         The Incentive Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended, or the qualification requirements of Section 401 of the Code.

         The Incentive Plan is to be administered by the Incentive Plan Compensation Committee. Each member of the Incentive Plan Compensation Committee is a disinterested person within the meaning of Rule 16b-3 of the Exchange Act and qualifies as an "outside director", as such term is used for the purposes of Section 162(m) of the Code and any rules and regulations promulgated thereunder.

         Subject to the provisions of the Incentive Plan, the Incentive Plan Compensation Committee has sole authority to select the individuals who are to be granted Awards from among those persons who are eligible and to determine the restrictions, terms and conditions of each Award granted under the Incentive Plan (subject to the terms of the Incentive Plan). The Incentive Plan Compensation Committee is authorized to interpret the Incentive Plan and may, from time to time, adopt, amend or rescind rules and regulations relating to the implementation, administration and maintenance of the Incentive Plan.

         A total of 815,000 Awards issued pursuant to the Incentive Plan are currently outstanding.

DIRECTOR PLAN

         In 1995, Tatham Offshore adopted the Director Plan. The purpose of the Director Plan is to allow Tatham Offshore to attract the best available individuals to serve as outside directors of Tatham Offshore.

         All non-employee directors of Tatham Offshore are eligible to participate in the Director Plan. The Director Plan provides for both automatic one time grants of Stock Options to Tatham Offshore's non-employee directors and for the issuance and exercise of Stock Options in lieu of standard cash director compensation upon the election of non-employee directors. All Stock Options granted under the Director Plan are Non-Qualified Stock Options.

         Except with respect to outstanding Stock Options, and unless sooner terminated by action of the Board of Directors, the Director Plan will terminate on December 31, 2005. The maximum number of shares of Common Stock with respect to which Stock Options may be granted under the Director Plan is 1,000,000, subject to adjustments for stock splits, stock dividends and certain other changes in capitalization.

         Under the Director Plan, grants of Stock Options to purchase 30,000 shares of Common Stock were automatically made to all non-employee directors of Tatham Offshore provided that such non-employee directors had not already received stock options to purchase 30,000 shares of Common Stock in connection with their service as a director of Tatham Offshore. In addition, after the effective date of the Director Plan, any newly elected non-employee director will automatically receive Stock Options to purchase 30,000 shares of Common Stock. The exercise price for the Stock Options to purchase 30,000 shares of Common Stock will be 100% of the fair market value of the Common Stock on the later to occur of (i) the effectiveness of the Director Plan, or (ii) the election of a participant as a Director of Tatham Offshore. The Stock Options issued pursuant to these provisions can be immediately exercisable and, unless terminated sooner in accordance with the Director Plan, shall expire on a date which is ten (10) years after the date of grant of the option.

         In connection with their agreements to serve on the Board of Directors, each of Messrs. Niven and Powell were originally granted stock options to purchase 30,000 shares of Common Stock of Tatham Offshore at $10.00 per share, the initial public offering price. Each of these stock options vested at the rate of 10,000 per year beginning June 30, 1995 and were subject to shareholder approval. During the year ended June 30, 1996, these stock options were canceled and Messrs. Niven and Powell were granted Stock Options to purchase 30,000 shares of Common Stock at $0.8125 per share pursuant to the Director Plan which included 10,000 Stock Options each, which vested immediately, and 10,000 Stock Options each, which vested annually on June 30, 1996 and 1997. In connection with his appointment to the Board, Mr. Vincent was issued Stock Options to purchase 30,000 shares of Common Stock at $.8125 per share pursuant to the Director Plan. These Stock Options vest at the rate of 10,000 per year beginning January 31, 1997.

         In connection with his election to the Board of Directors in October 1996, Mr. Pollock was issued Stock Options to purchase 30,000 shares of Common
Stock at $0.8125 per share.   In their new roles as non-employee directors on
the Board of Directors, in October 1996, Mr. Taylor and Ms. Walters were each issued Stock Options to purchase 30,000 shares of Common Stock at $0.8125 per share. The Stock Options issued to Messrs. Pollock and Taylor and Ms. Walters vest at the rate of 10,000 per year beginning October 21, 1997.

  The Board of Directors may terminate or suspend the Director Plan (or any portion thereof) at any time with respect to any shares for which Stock Options have not previously been granted and remain outstanding. The Board of Directors has the right to alter or amend the Director Plan or any part thereof from time to time; provided, however, that no change in any Stock Option theretofore granted may be made which would materially adversely affect the rights and obligations of the holder of any such Stock Option without the written consent of such Director Plan participant; and provided, further, that the Board of Directors may not, without stockholder approval as required under the Director Plan, (i) materially increase the number of shares of Common Stock which may be issued under the Director Plan (other than in connection with adjustments permitted by the Director Plan), (ii) materially modify the requirements as to eligibility for participation in the Director Plan, (iii) materially increase the benefits accruing to participants under the Director Plan, or (iv) extend the termination date of the Director Plan. In addition, no amendment, suspension or termination may be adopted which would disqualify the Director Plan from (i) the exemption provided by Rule 16b-3, promulgated under the Exchange Act, or any successor rule or regulation to such Rule 16b-3, as such rule is applicable from time to time, or (ii) the benefits provided under Section 422 of the Code, or any successor thereto.

         Security Ownership of Certain Beneficial Owners and Management

    The following table sets forth, as of August 15, 1997, the beneficial ownership of the outstanding Common Stock of Tatham Offshore by (i) each person who is known to Tatham Offshore to beneficially own more than 5% of the outstanding Common Stock of Tatham Offshore, (ii) each director and director nominee of Tatham Offshore and (iii) all executive officers and directors of Tatham Offshore as a group. The following table also sets forth, as of August 15, 1997, the beneficial ownership of the common stock of DeepTech by (i) each director and director nominee of Tatham Offshore and (ii) executive officers and directors of Tatham Offshore as a group.

                                                          SHARES OF CLASS BENEFICIALLY OWNED(1)
                                                          ------------------------------------
                                                   TATHAM OFFSHORE                         DEEPTECH
                                                  COMMON STOCK(2)(3)                     COMMON STOCK
                                                  ------------------                     ------------

                                                 NUMBER            PERCENT          NUMBER           PERCENT
                                                 -------           ------           -------          -------
 Kenneth E. Beeney...................             85,000                *            35,829                *
 Phillip G. Clarke...................             63,786                *           172,260 (4)            *
 Antoine Gautreaux, Jr...............             25,000 (5)            *            19,390                *
 E. Lynn Hill........................                 --                *               221                *
 Edward L. Moses, Jr.,...............            920,297 (6)         3.3%            98,116 (7)            *
 Clyde E. Nath.......................             84,582 (8)            *            30,000 (9)            *
 James G. Niven......................             93,786 (10)           *                --               --
 Jonathan D. Pollack.................                 -- (11)           *                --               --
 Humbert  B. Powell, III.............             86,780 (10)           *            11,988                *
 Thomas P. Tatham....................          5,755,785 (12)       18.4%         9,926,431 (13)       44.1%
   7500 Texas Commerce Tower
   Houston, Texas  77002
 Donald S. Taylor....................            913,370             3.3%           994,027 (14)        5.0%
   3803 Pleasant Valley Drive
   Missouri City, Texas  77459
 Roger B. Vincent Sr.................             13,573 (15)           *            55,263 (16)           *
 Diana J. Walters....................             25,000                *             3,000                *
 DeepTech International Inc..........         28,811,214 (17)       62.4%                --               --
   7500 Texas Commerce Tower
   Houston, Texas  77002
 Elliott  Associates, L.P............         15,533,407 (18)       36.2%                --               --
   712 5th Avenue, 36th Floor
   New York, New York  10019
 Martley International, L.P...........        15,533,407 (18)       36.2%                --               --
   1086 Teaneck Road
   Teaneck, New Jersey  07666
 Westgate International, L.P..........        15,533,407 (18)       36.2%                --               --
   c/o Midland Bank Trust
   Corporation (Cayman) Limited
   P.O. Box 1109, Mary Street
   Grand Cayman, Cayman Island
   British West Indies
 Executive officers and directors              8,499,625 (19)       26.3%        11,420,239 (20)       50.0%
   as a group (17 persons)...........

--------------
Less than 1%.

(1) Shares of Common Stock that are not outstanding but that may be acquired by a person upon exercise of options or warrants within 60 days of the above date are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. However, such shares are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

(2) Shares of Series A 12% Convertible Exchangeable Preferred Stock ("Series A Preferred Stock"), Series B 8% Convertible Exchangeable Preferred Stock ("Series B Preferred Stock") and Series C 4% Convertible Exchangeable Preferred Stock ("Series C Preferred Stock") held by each named person are assumed converted into shares of Common Stock for the purpose of computing the number of shares of Common Stock beneficially owned by such person. Alternatively, each share of Series A, B and C Preferred Stock may be exchanged for four exchange warrants which are each exercisable to purchase one share of Common Stock at $0.653 per share. See "--Certain Relationships and Related Transactions--Convertible Exchangeable Preferred Stock."

(3) Excludes each named person's indirect ownership interest, if any, in the 28,811,214 shares of Tatham Offshore beneficially owned by DeepTech.

(4) Includes options to purchase 150,000 shares of DeepTech common stock. In addition, Mr. Clarke owns 2,000 preference units of Leviathan Gas Pipeline Partners, L.P. (the "Partnership").

(5)      Includes options to purchase 25,000 shares of Common Stock.

(6) Includes 656,296 shares assumed acquired as a result of conversion of 255,100 shares of Series A Preferred Stock into Common Stock.

(7) Includes options to acquire 18,750 shares of DeepTech common stock. Does not include 100,000 shares of restricted stock of DeepTech.

(8) Includes options to purchase 30,000 shares of Common Stock. In addition, Mr. Nath owns 1,000 preference units of the Partnership.

(9)      Includes options to purchase 30,000 shares of DeepTech common stock.

(10)     Includes options to purchase 30,000 shares of Common Stock.

(11) Mr. Pollock is Portfolio Manager of Elliott Associates whose beneficial ownership of securities is shown elsewhere in this table. See footnote 18.

(12) Includes 3,955,784 shares assumed acquired as a result of conversion of 1,537,600 shares of Series A Preferred Stock into Common Stock. Also includes 16,401 shares assumed acquired as a result of conversion of 21,000 shares of Series C Preferred Stock into Common Stock. Mr. Tatham owns 8.6% of the Series A Preferred Stock outstanding.

(13) Includes options to purchase 2,568,749 shares of DeepTech common stock.

(14) Includes 689,086 shares of DeepTech common stock held by Dover Energy, Inc. Mr. Taylor owns 1/3 of Dover Energy, Inc. Mr. Taylor disclaims ownership of 459,390 shares.

(15) Includes 2,573 shares assumed acquired as a result of conversion of 1,000 shares of Series A Preferred Stock, which is less than 1% of the Series A Preferred Stock outstanding, into Common Stock. Also includes options to purchase 10,000 shares of Common Stock. In addition, Mr. Vincent owns 2,000 preference units of the Partnership.

(16)     Includes 25,111 options to acquire shares of DeepTech common stock.

(17) Includes 6,000,000 shares of Common Stock which DeepTech has the right to acquire in connection with certain conversion rights relating to Tatham Offshore's $60,000,000 aggregate principal amount of Subordinated Convertible Promissory Notes (the "Subordinated Notes") payable to DeepTech. See "--Certain Relationships and Related Transactions--Subordinated Notes Restructuring Option Agreement" and
         Item 3 "--Ratification of Restructuring Option Agreement". Also includes 12,016,971 shares of Common Stock assumed acquired as a result of conversion of 4,670,957 shares of Series A Preferred Stock. Also includes 794,243 shares of Common Stock assumed acquired as a result of conversion of 1,016,957 shares of Series C Preferred Stock. DeepTech beneficially owns 26.0% of the Series A Preferred Stock outstanding and 76.0% of the Series C Preferred Stock outstanding.


(18) The total number of shares credited to each of Elliott Associates, a Delaware limited partnership, Westgate International, L.P., a Cayman Islands Limited Partnership ("Westgate") and Martley International, Inc., a Delaware corporation ("Martley") as beneficial ownership interest includes (a) 13,346,826 shares beneficially owned by Elliott Associates ("Elliott Shares") and (b) 2,186,830 shares beneficially owned by Westgate ("Westgate Shares"). The Westgate Shares are credited to Martley because Westgate and Martley share the power to vote, direct the vote of, and to dispose or direct the disposition of the Westgate Shares. The Westgate Shares are credited to Elliott Associates, the Elliott Shares credited to Westgate, and the Elliott Shares credited to Martley as a result of Elliott Associates, Martley and Westgate's actions as a shareholder group under Rule 13D-3 of the Exchange Act. The Elliott Shares include 13,346,826 shares that may be acquired by Elliott Associates by conversion of 5,187,784 shares of Series A Preferred Stock owned by Elliott Associates into Common Stock; the Westgate Shares include 2,186,830 shares of Common Stock that may be acquired by Westgate as a result of the conversion of 850,000 shares of Series A Preferred Stock owned by Westgate into Common Stock. Each of Elliott Associates, Westgate and Martley beneficially owns 33.7% of the Series A Preferred Stock outstanding.

(19) Includes 4,894,625 shares of Common Stock assumed acquired as a result of conversion of 1,854,000 shares of Series A Preferred Stock. Also includes 16,562 shares of Common Stock assumed acquired as a result of conversion of 21,000 shares of Series C Preferred Stock. Also includes options to purchase 125,000 shares of Common Stock. The executive officers and directors as a group beneficially own 10.3% of the Series A Preferred Stock outstanding.

(20) Includes options to purchase 2,869,110 shares of DeepTech common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The following is a summary of certain agreements, arrangements and transactions between or among Tatham Offshore and certain related parties, including DeepTech and its affiliates. It is Tatham Offshore's policy to enter into transactions with related parties on terms that, on the whole, are no less favorable than those that would be available from unaffiliated parties. Based on Tatham Offshore's experience in the industry and the terms of its transactions with unaffiliated parties, it is Tatham Offshore's belief that all of the transactions described below involving Tatham Offshore met that standard at the time such transactions were effected.

         Unless the context otherwise requires, references in this Proxy Statement to "DeepTech" shall mean DeepTech International Inc., a Delaware corporation. DeepTech, a diversified energy company, conducts its operations through its operating subsidiaries which, as of June 30, 1997, primarily included Leviathan (indirectly 85%-owned), Tatham Offshore (36.6%-owned), DeepFlex Production Services, Inc. (100%-owned) ("DeepFlex"), Offshore Gas Marketing, Inc. (80%-owned) ("Offshore Marketing") and Offshore Gas Processors, Inc. (85%-owned), and their respective subsidiaries. Leviathan is the general partner of the Partnership, in which DeepTech owns an indirect 23.2% effective interest.

Management Agreement

         The management agreement between Tatham Offshore and DeepTech provides for an annual management fee which is intended to reimburse DeepTech for the estimated costs of its operational, financial, accounting and administrative services provided to Tatham Offshore. Effective July 1, 1996, Tatham Offshore amended its management agreement with DeepTech to provide for an annual management fee of 24% of DeepTech's overhead expenses. During the year ended June 30, 1997, DeepTech charged Tatham Offshore $3,279,000 under the management agreement.

Subordinated Notes Restructuring Option Agreement

         DeepTech currently holds the Company's Subordinated Notes with an aggregate principal amount of $60.0 million. Through June 30, 1997, the Subordinated Notes bore interest at a rate of 11 3/4% per annum, payable quarterly. During the year ended June 30, 1997, Tatham Offshore paid $7.1 million in interest to DeepTech under the notes. Effective July 1, 1997, the interest rate under the Subordinated Notes increased to 13% per annum. Under the terms of the Subordinated Notes, the principal amount of the notes was payable in seven equal annual installments beginning August 1, 1999.

         In September 1997, DeepTech and Tatham Offshore entered into an option agreement to restructure the Subordinated Notes (the "Restructuring Option Agreement"). Under the Restructuring Option Agreement, DeepTech has agreed to forgive the next two scheduled interest payments under the Subordinated Notes, a total of $3.9 million. In exchange, DeepTech received several options from Tatham Offshore and has agreed to restructure the Subordinated Notes by consummating one of the following transactions: (i) to convert all of the principal amount outstanding under the Subordinated Notes into shares of Common Stock at the market price at the time the option is exercised; (ii) to purchase shares of 6% Senior Preferred Stock of Tatham Offshore with a liquidation preference value of $60 million, the proceeds from which would be used to prepay the outstanding balance of the Subordinated Notes; or (iii) to purchase all of the outstanding capital stock of Tatham Offshore Development Company, Inc. ("Tatham Offshore Development"), a wholly-owned subsidiary of Tatham Offshore, for $60 million, the proceeds from which would be used to prepay the outstanding balance of the Subordinated Notes. DeepTech is required to select one of the above restructuring transactions on or before December 31, 1997. As a result, the Company will no longer be obligated to make interest or principal payments under the Subordinated Notes. Additionally, the Company believes that by consummating one of the above restructuring transactions that it will be able to continue to maintain its listing on The Nasdaq National Market.

         Tatham Offshore Development holds the leasehold interests on Ewing Bank Blocks 958, 959, 1002 and 1003, the Sunday Silence Project. Under the Restructuring Option Agreement, Tatham Offshore has the right to pursue the sale, farmout or other disposition of the Sunday Silence Project during the option period. In the event that Tatham Offshore enters into a sales agreement for 100% of Tatham Offshore Development or the Sunday Silence Project prior to the expiration of the option period, DeepTech has the further option to receive 50% of the cash proceeds from such transaction as a prepayment of the Subordinated Notes. If DeepTech elects this option, DeepTech has agreed to convert the remaining principal amount of the Subordinated Notes into Common Stock at the market price. For purposes of determining the market price of Common Stock under this agreement, the parties have agreed the market price shall be the average of the closing prices for the ten trading days immediately preceding the exercise date of the option. DeepTech's option to acquire Tatham Offshore Development also includes all of Tatham Offshore's interest in a drilling arrangement with Sedco Forex Division of Schlumberger Technology Corporation ("Sedco Forex") for the use of a semisubmersible drilling rig in the Gulf of Mexico. Tatham Offshore has agreed not to sell less than 100% of its interest in Tatham Offshore Development pending the exercise by DeepTech of one of its options. See Item 3 "--Ratification of Restructuring Option Agreement".

Marketing Agreements

         Tatham Offshore and Offshore Marketing have entered into purchase agreements whereby Offshore Marketing has agreed to purchase all of the gas, oil and condensate produced by Tatham Offshore from its properties on a month to month basis. During the year ended June 30, 1997, the Company sold 99% of its production to Offshore Marketing. The agreement with Offshore Marketing provides Offshore Marketing fees equal to 2% of the sales value of crude oil and condensate and $0.015 per dekatherm of natural gas for selling Tatham Offshore's production. Tatham Offshore's sales to Offshore Marketing totaled $20,543,000 for the year ended June 30, 1997.

Convertible Exchangeable Preferred Stock

         As of July 1, 1996, DeepFlex owned 4,670,957 shares of Tatham Offshore's Series A Preferred Stock and 5,329,043 warrants of Tatham Offshore. In December 1996, DeepFlex exercised 1,016,957 of its Tatham Offshore warrants to acquire an equal number of shares of Tatham Offshore's Series C Preferred Stock at $1.00 per share. The remaining 4,312,086 warrants of Tatham Offshore held by DeepFlex were automatically converted into an equal number of shares of Tatham Offshore's Mandatory Redeemable Preferred Stock on January 1, 1997. At any time until December 31, 1998, each share of Tatham Offshore's Series A and C Preferred Stock held by DeepFlex may be exchanged for four warrants (the "Exchange Warrants") each of which entitles DeepFlex to purchase one share of Common Stock at a price equal to $0.653 per share. The Exchange Warrants expire July 1, 1999. Alternatively, at any time, DeepFlex may convert the liquidation value of its Tatham Offshore Series A and C Preferred Stock and accrued and unpaid dividends into shares of Common Stock at $0.653 per share. Tatham Offshore is required to redeem its Mandatory Redeemable Preferred Stock at a redemption price of $0.50 per share if it redeems any shares of its Series A, B or C Preferred Stock. Tatham Offshore is also required to redeem its Mandatory Redeemable Preferred Stock at a redemption price of $0.50 per share from net proceeds from the sale of Common Stock pursuant to the exercise of Exchange Warrants, subject to certain conditions. After July 1, 1997, Tatham Offshore's Series A and C Preferred Stock and its Mandatory Redeemable Preferred Stock held by DeepFlex is redeemable at the option of Tatham Offshore.

Purchase and Sale Agreement

   On June 30, 1995, Flextrend Development, a subsidiary of the Partnership, entered into a purchase and sale agreement with Tatham Offshore pursuant to which Flextrend Development acquired, subject to certain reversionary interests, a 75% working interest in Viosca Knoll Block 817, a 50% working interest in Garden Banks Block 72 and a 50% working interest in Garden Banks Block 117 (the "Assigned Properties") from Tatham Offshore for $30,000,000. Flextrend Development is entitled to retain all of the revenue attributable to the Assigned Properties until it has received net revenue equal to the Payout Amount (as defined below), whereupon Tatham Offshore is entitled to receive a reassignment of the Assigned Properties, subject to reduction and conditions as discussed below. "Payout Amount" is defined as an amount equal to all costs incurred by Flextrend Development with respect to the Assigned Properties (including the $30,000,000 paid to Tatham Offshore) plus interest thereon at a rate of 15% per annum. Effective February 1, 1996, the Partnership entered into an agreement with Tatham Offshore regarding certain transportation agreements that increased the amount recoverable from the Payout Amount by $7,500,000 plus interest.

         Effective December 10, 1996, Flextrend Development exercised its option to permanently retain 50% of the acquired working interest in the Assigned Properties in exchange for forgiving 50% of the then-existing Payout Amount exclusive of the $7,500,000 plus interest added to the Payout Amount in connection with the restructuring of certain transportation agreements discussed above. Flextrend Development remains obligated to fund any further development costs attributable to Tatham Offshore's portion of the working interests, such costs to be added to the Payout Amount. Flextrend Development's election to retain 50% of the acquired working interest in the Assigned Properties reduced the Payout Amount from $94,020,000 to $50,760,000. Subsequent to December 10, 1996, only 50% of the development and operating costs attributable to the Assigned Properties are added to the Payout Amount and 50% of the net revenue from the Assigned Properties will reduce the Payout Amount. As of June 30, 1997, the Payout Amount totaled $45,918,000. The Company has determined that given the current estimates of commodity prices and proved reserves, the possibility that the designated revenue from the Assigned Properties will be sufficient to satisfy the Payout Amount is remote.

Transportation, Processing and Platform Access Agreements

         General. Tatham Offshore entered into transportation, processing and platform access agreements with the Partnership pursuant to a Master Gas Dedication Agreement in which Tatham Offshore dedicated all production from its Garden Banks, Viosca Knoll, Ewing Bank and Ship Shoal leases as well as certain adjoining areas of mutual interest to the Partnership for transportation. In exchange, the Partnership agreed to install the pipeline facilities necessary to transport production from the areas and certain related facilities and to provide transportation services with respect to such production. These agreements are generally in effect for the productive life of the reserves. Tatham Offshore agreed to pay certain fees for transportation services and facilities access provided under the Master Gas Dedication Agreement. Pursuant to the terms of the Purchase and Sale Agreement, Flextrend Development assumed all of Tatham Offshore's obligations under the Master Gas Dedication Agreement and certain ancillary agreements with respect to the Assigned Properties.

         Viosca Knoll. The Partnership charged Tatham Offshore $1,995,000 for the year ended June 30, 1997 for commodity and platform access fees associated with the Viosca Knoll 817 lease in accordance with certain agreements under the Master Gas Dedication Agreement. Commodity charges are based on the volume of oil and gas transported or processed.

         Ewing Bank. The transportation agreements with respect to the Ewing Bank properties provided for a monthly demand charge and a commodity charge equal to 4% of the market price for production actually transported. For the year ended June 30, 1997, charges under these agreements with the Partnership totaled $1,493,000. In May 1997, Tatham Offshore shut-in the Ewing Bank 914 #2 well as a result of a downhole mechanical problem.

         Ship Shoal. The transportation agreements related to the Ship Shoal Block 331 also provided for demand and commodity charges which totaled $638,000 for the year ended June 30, 1997. Completion problems related to three wellbores at Ship Shoal Block 331 resulted in minimal production from the property and as a result, Tatham Offshore has decided not to pursue further recompletion operations at this time.

Dover Services Agreement

    Effective November 1, 1995, Dover Technology, Inc. ("Dover"), an affiliate of DeepTech, entered into a Technology Services Agreement with Tatham Offshore (the "Dover Services Agreement") which expired on October 31, 1996. Under the Dover Services Agreement, Dover provided development and exploration services to Tatham Offshore, which services included, without limitation, 2-D and 3-D seismic interpretation, reserve quantification and evaluation, prospect generation, log analyses, mapping and technical presentations, and structural modeling utilizing CAEX technology with reasonable access to DeepTech's equipment. For the year ended June 30, 1997, charges for technical services by Dover to Tatham Offshore under the Dover Services Agreement totaled $160,000. Tatham Offshore's payable to Dover for these services in the amount of $1,734,000 at November 1, 1995 was converted into the Affiliate Note as discussed below. Mr. Taylor, a director of Tatham Offshore, owns a one-third interest in Dover Energy, Inc. which owns 50% of Dover.

Affiliate Note

 On November 1, 1995, Tatham Offshore converted $1,734,000 of its accounts payable to Dover into an unsecured promissory note payable to DeepTech (the "Affiliate Note"). The Affiliate Note bore interest at 14.5% per annum, payable quarterly, and the principal was payable to DeepTech in six monthly installments which began on January 31, 1997. Interest expense related to the Affiliate Note totaled $202,000 for the year ended June 30, 1997.

Other

         In September 1995, Tatham Offshore reacquired an aggregate 25% working interest in Viosca Knoll Block 817 and an approximate 12.5% working interest in the remainder of the Viosca Knoll Blocks 772/773, 774, 818 and 861 (collectively, the "Viosca Knoll Properties") from two industry partners for a total of $16,000,000 in convertible production payments payable from 25% of the net cash flow from the Viosca Knoll Properties so acquired. The unpaid portion of the production payments is convertible into Common Stock at any time during the first five years at $8.00 per share. Under certain circumstances, the industry partners may require DeepTech to purchase the convertible production payments for an amount equal to 50% of the unrecovered portion thereof. At June 30, 1997, the unpaid portion of the production payment obligation totaled $12,535,000.

SECTION 16 (a) REPORTS

         Section 16(a) of the Exchange Act requires Tatham Offshore's officers and directors, and persons who beneficially own more than 10% of Common Stock ("10% Stockholders"), to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("the Commission"). Based solely upon a review of the Forms 3, 4 and 5 and amendments thereto, and certain written representations furnished to the Company, the Company believes that, during the fiscal year ended June 30, 1997, its executive officers, directors and greater than 10% beneficial owners complied with all applicable filing requirements, except that Donald S. Taylor and Roger B. Vincent, Sr. detected certain possible deficiencies in their reporting to the Commission. In order to correct such possible deficiencies, Donald S. Taylor and Roger B. Vincent, Sr. each filed a Statement of Changes in Beneficial Ownership of Securities on Form 4 covering four transactions for Donald S. Taylor and one transaction for Roger B. Vincent, Sr.

COMPARATIVE STOCK PERFORMANCE

         As required by applicable rules of the Commission, the performance graph was prepared based upon the following assumptions:

         1. $100 was invested in Common Stock, the Standard & Poor's 500 Stock Index (the "S&P 500 Index") and the Dow Jones Oil -- Secondary Index (the "Peer Group") on February 9, 1994 (the date the Common Stock commenced trading on The Nasdaq National Market).

         2.  Dividends are reinvested on the ex-dividend dates.

                           COMPARATIVE TOTAL RETURNS

          TATHAM OFFSHORE, INC., THE S&P 500 INDEX AND THE PEER GROUP
            (Performance Results February 9, 1994 to June 30, 1997)



                ---------------------------------------------------------------------------------------------
                                       9-FEB-94         30-JUN-94      30-JUN-95      30-JUN-96     30-JUN-97
                ----------------------------------------------------------------------------------------------
                TATHAM OFFSHORE         100.00          153.75           35.00            8.75           5.67
                ----------------------------------------------------------------------------------------------
                S&P 500 INDEX           100.00           94.90          119.64          150.75         203.05
                ----------------------------------------------------------------------------------------------
                PEER GROUP              100.00           98.41          101.25          117.38         126.76
                ----------------------------------------------------------------------------------------------

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
                                    (ITEM 2)

         Pursuant to the recommendation of the Conflicts and Audit Committee, the Board of Directors has appointed Price Waterhouse LLP, independent accountants, to audit the consolidated financial statements of Tatham Offshore for the year ending June 30, 1998. Tatham Offshore is advised that no member of Price Waterhouse LLP has any direct financial interest or material indirect financial interest in Tatham Offshore or any of its subsidiaries or, during the past three years, has had any connection with Tatham Offshore or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

         Ratification of this appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law, an abstention would have the same legal effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved. The Board of Directors recommends voting "FOR" ratification by the stockholders of this appointment.

         A representative of Price Waterhouse LLP is expected to be present at the Annual Meeting and will be available to respond to appropriate questions.

                 RATIFICATION OF RESTRUCTURING OPTION AGREEMENT
                                    (ITEM 3)

         Restructuring of Subordinated Notes. DeepTech currently holds the Company's Subordinated Notes with an aggregate principal amount of $60.0 million. Through June 30, 1997, the Subordinated Notes bore interest at a rate of 11 3/4% per annum, payable quarterly. During the year ended June 30, 1997, Tatham Offshore paid $7.1 million in interest to DeepTech under the notes. Effective July 1, 1997, the interest rate under the Subordinated Notes increased to 13% per annum. Under the terms of the Subordinated Notes, the principal amount of the notes was payable in seven equal annual installments beginning August 1, 1999.

         In September 1997, DeepTech and Tatham Offshore entered into the Restructuring Option Agreement. Under the Restructuring Option Agreement, DeepTech has agreed to forgive the next two scheduled interest payments under the Subordinated Notes, a total of $3.9 million. In exchange, DeepTech received several options from Tatham Offshore and has agreed to restructure the Subordinated Notes by consummating one of the following transactions: (i) to convert all of the principal amount outstanding under the Subordinated Notes into shares of Common Stock at the market price at the time the option is exercised; (ii) to purchase shares of 6% Senior Preferred Stock of Tatham Offshore with a liquidation preference value of $60 million, the proceeds from which would be used to prepay the outstanding balance of the Subordinated Notes; or (iii) to purchase all of the outstanding capital stock of Tatham Offshore Development for $60 million, the proceeds from which would be used to prepay the outstanding balance of the Subordinated Notes. DeepTech is required to select one of the above restructuring transactions on or before December 31, 1997. As a result, the Company will no longer be obligated to make interest or principal payments under the Subordinated Notes. Additionally, the Company believes that by consummating one of the above restructuring transactions that it will be able to continue to maintain its listing on The Nasdaq National Market.

         Tatham Offshore Development holds the leasehold interests in the Sunday Silence Project. Under the Restructuring Option Agreement, Tatham Offshore has the right to pursue the sale, farmout or other disposition of the Sunday Silence Project during the option period. In the event that Tatham Offshore enters into a sales agreement for 100% of Tatham Offshore Development or the Sunday Silence Project prior to the expiration of the option period, DeepTech has the further option to receive 50% of the cash proceeds from such transaction as a prepayment of the Subordinated Notes. If DeepTech elects this option, DeepTech has agreed to convert the remaining principal amount of the Subordinated Notes into Common Stock at the market price. For purposes of determining the market price of Common Stock under this agreement, the parties have agreed the market price shall be the average of the closing prices for the ten trading days immediately preceding the exercise date of the option. DeepTech's option to acquire Tatham Offshore Development also includes all of Tatham Offshore's interest in a drilling arrangement with Sedco Forex for the use of a semisubmersible drilling rig in the Gulf of Mexico. Tatham Offshore has agreed not to sell less than 100% of its interest in Tatham Offshore Development pending the exercise by DeepTech of one of its options.

         Ratification of this agreement shall be effective upon receiving the affirmative vote of the holders of a majority of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law, an abstention would have the same legal effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved. The Board of Directors recommends voting "FOR" ratification by the stockholders of this agreement.

              APPROVAL OF UP TO A TEN-FOR-ONE REVERSE STOCK SPLIT
                                    (ITEM 4)

         In order to comply with the listing requirements under Rule 4310
(c)(4) of the National Association of Securities Dealers, Inc., the Board of Directors of Tatham Offshore has adopted, subject to stockholder approval, an amendment to its Certificate of Incorporation to effect a reverse stock split ("Reverse Stock Split") pursuant to which up to ten shares of Tatham Offshore Common Stock ("Old Common Stock") will become one share of Tatham Offshore's then outstanding common stock ("New Common Stock").

         The effect of the proposed amendment will be to reduce the number of shares of Common Stock outstanding without a change in the par value of Common Stock.

         The Board of Directors believes that the present level of per share market prices of the Common Stock impairs the acceptability of the Common Stock by portions of the financial community and the investing public. Theoretically, the number of shares outstanding should not, by itself, affect the marketability of the stock, the type of investor who acquires it or a company's reputation in the financial community, but in practice this is not necessarily the case, as many investors look upon low priced stock as unduly speculative in nature and, as a matter of policy, avoid investment in such stocks. The Board of Directors also believes that the current per share price of the Common Stock has reduced the effective marketability of the shares because of the reluctance of many leading brokerage firms to recommend low priced stock to their clients.
Further, various brokerage house policies and practices tend to discourage individual brokers from dealing in low priced stocks. Some of those policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures which function to make the handling of low priced stocks unattractive to brokers from an economic standpoint. In addition, the structure of trading commissions also tends to have an adverse impact upon holders of low priced stock because the brokerage commission on a sale of low priced stock generally represents a higher percentage of the sale price than the commission on higher priced issues.

         Although there can be no assurance that the price of the Common Stock after the Reverse Split will actually increase in an amount proportionate to the decrease in the number of outstanding shares, the Reverse Stock Split is intended to result in a price level for the Common Stock that will increase investor interest, reduce resistance of brokerage firms to recommend the Common Stock and maintain the Company's listing on The Nasdaq National Market.

Principal Effects

         If the Reverse Stock Split is approved by the stockholders, the Reverse Stock Split will become effective at such time as Tatham Offshore files a Certificate of Amendment with the Secretary of State of Delaware (the "Delaware Secretary of State"). Tatham Offshore will not file a Certificate of Amendment with the Delaware Secretary of State unless the stockholders of Tatham Offshore have approved this Proposal.

        The Reverse Stock Split would not affect the proportionate equity interest in Tatham Offshore of any holder of Common Stock, except as may result from the provisions for the elimination of fractional shares as described below. The Reverse Stock Split will not affect the registration of the Common Stock under the Exchange Act or the listing of the Common Stock on The Nasdaq National Market.

         The Reverse Stock Split may leave certain stockholders with one or more "odd lots" of Tatham Offshore Common Stock, i.e., stock in amounts of less than 100 shares. These shares may be more difficult to sell, or require a greater commission per share to sell, than shares in even multiples of 100.

         As of September 15, 1997, there were outstanding options to purchase shares and outstanding grants of SARs under Tatham Offshore's Incentive Plan and Director Plan relating to an aggregate of 1,035,000 shares of Common Stock. All of the outstanding options and other grants include provisions for adjustments in the number of shares covered thereby, and the exercise price thereof, in the event of a reverse stock split by appropriate action of the Compensation Committee of Tatham Offshore's Board of Directors.

EXCHANGE OF STOCK CERTIFICATES AND ELIMINATION OF FRACTIONAL SHARE INTERESTS

         As soon as possible after the Effective Date, holders of Common Stock will be notified and requested to surrender their present Common Stock certificates for new certificates representing the number of whole shares of Common Stock after the reverse split. Until so surrendered, each current certificate representing shares of Common Stock will be deemed for all corporate purposes after the Effective Date to evidence ownership of Common Stock in the appropriately reduced whole number of shares. ChaseMellon Shareholder Services, L.L.C. will be appointed exchange agent (the "Exchange Agent") to act for stockholders in effecting the exchange of their certificates.

         No scrip or fractional share certificates for Common Stock will be issued in connection with the reverse split, but in lieu thereof, a certificate or certificates evidencing the aggregate of all fractional shares otherwise issuable (rounded, if necessary, to the next higher whole share) shall be issued to the Exchange Agent or its nominee, as agent for the accounts of all holders of Common Stock otherwise entitled to have a fraction of a share issued to them in connection with the reverse split. Sales of fractional interests will be effected by the Exchange Agent as soon as practicable on the basis of prevailing market prices of the Common Stock on The Nasdaq National Market at the time of sale. After the Effective Date, the Exchange Agent will pay to such stockholders their pro rata share of the net proceeds derived from the sale of their fractional interests upon surrender of their stock certificates. No service charges or brokerage commissions will be payable by stockholders in connection with the sale of fractional interests, all of which costs will be borne by Tatham Offshore.

FEDERAL INCOME TAX CONSEQUENCES

         The following is a general discussion of certain federal income tax consequences of the Reverse Stock Split of Tatham Offshore Common Stock. This discussion does not purport to deal with all aspects of federal income taxation that may be relevant to holders of Common Stock and is not intended to be applicable to all categories of investors, some of which, such as dealers in securities, banks, insurance companies, tax-exempt organizations and foreign persons, may be subject to special rules. Furthermore, the following discussion is based on current provisions of the Code and administrative and judicial interpretations as of the date hereof, all of which are subject to change. Holders of Common Stock are advised to consult their own tax advisors regarding the federal, state, local and foreign tax consequences of the Reverse Stock Split.

         The Reverse Stock Split will be a tax-free recapitalization for Tatham Offshore and its stockholders.

         The New Common Stock in the hands of a stockholder will have an aggregate basis for computing gain or loss equal to the aggregate basis of shares of Old Common Stock held by that stockholder immediately prior to the Reverse Stock Split reduced by the amount of proceeds, if any, received from the sale of fractional interests and increased by any gain recognized on that sale.

         A stockholder's holding period for the New Common Stock will be the same as the holding period for the shares of Old Common Stock exchanged therefor.

         Stockholders who receive cash for all of their holdings will recognize a gain or loss for federal income tax purposes as a result of the disposition of their shares of Old Common Stock. Although the tax consequences to stockholders who receive cash for some of their holdings are not entirely certain, those stockholders in all likelihood will recognize a gain or loss for federal income tax purposes as a result of the disposition of a portion of their shares of Old Common Stock. Stockholders who do not receive any cash for their holdings will not recognize any gain or loss for federal income tax purposes as a result of the Reverse Stock Split.

VOTE REQUIRED

         Approval of this proposal shall be effective upon receiving the affirmative vote of the holders of a majority of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law, an abstention would have the same legal effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved. The Board of Directors recommends voting "FOR" approval by the stockholders of this proposal.

                             STOCKHOLDER PROPOSALS

PROPOSALS FOR 1998 ANNUAL MEETING

         Pursuant to various rules promulgated by the Commission, any proposals of holders of Common Stock of Tatham Offshore intended to be presented at the Annual Meeting of Stockholders of Tatham Offshore to be held in 1998 must be received by Tatham Offshore addressed to the Secretary, 7400 Texas Commerce Tower, 600 Travis Street, Houston, Texas 77002, no later than May 12, 1998 in order to be included in Tatham Offshore's proxy statement and form of proxy relating to that meeting.

PROPOSALS FOR 1997 ANNUAL MEETING

         With respect to business to be brought before the Annual Meeting, Tatham Offshore has not received any notices from stockholders that it is required to include in this Proxy Statement.

                                    GENERAL

         As of the date of this Proxy Statement, the management of Tatham Offshore has no knowledge of any business to be presented for consideration at the Annual Meeting other than that described above. If any other business should properly come before the Annual Meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons named in such proxies.

         The cost of any solicitation of proxies by mail will be borne by Tatham Offshore. Arrangements may be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of material to and solicitation of proxies from the beneficial owners of Common Stock held of record by such persons, and Tatham Offshore will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out of pocket expenses incurred by them in connection therewith. In addition, Tatham Offshore has retained ChaseMellon Shareholder Services, L.L.C. to perform a proxy search to determine the beneficial owners of the Common Stock as of the record date and will pay a fee to such firm of approximately $225 plus reimbursement of expenses.

         The information contained in this Proxy Statement in the section entitled "Comparative Stock Performance" shall not be deemed incorporated by reference by any general statement incorporating by reference any information contained in this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent that Tatham Offshore specifically incorporates by reference the information contained in such sections, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

                                            By Order of the Board of Directors,



                                            THOMAS P. TATHAM
                                            Chairman of the Board

Houston, Texas
October 27, 1997

                             [FRONT SIDE OF PROXY]

                                     PROXY
                             TATHAM OFFSHORE, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned appoints Thomas P. Tatham and E. Lynn Hill as Proxies, with the power of substitution, and authorizes them to represent and to vote at the Annual Meeting of Stockholders to be held November 13, 1997, or any adjournment thereof, all the shares of Common Stock of Tatham Offshore, Inc. held of record by the undersigned on October 15, 1997, as designated below.

         1.          Election of directors -- director nominees:

         Kenneth E. Beeney, Phillip G. Clarke, Antoine Gautreaux, Jr., E. Lynn Hill, Edward L. Moses, Jr., Clyde E. Nath, James G. Niven, Jonathan D. Pollock, Thomas P. Tatham, Roger B. Vincent, Sr., Diana J. Walters.

         [ ] FOR all nominees listed above          [ ] WITHHOLD AUTHORITY
             (except as indicated below)                to vote for all nominees

         Instruction: to withhold authority to vote for any of the above nominees, write the nominee's name(s) on this line.

         ---------------------------------------------------

         2. To ratify the selection of Price Waterhouse LLP as independent accountants.

         [ ] FOR                   [ ] AGAINST                   [ ] ABSTAIN

         3. To ratify the Board of Directors' approval of the Company's Restructuring Option Agreement with DeepTech International Inc.

         [ ] FOR                   [ ] AGAINST                   [ ] ABSTAIN

         4. To approve up to a ten-for-one reverse stock split of Tatham Offshore's Common Stock and the related amendment to the Company's Certificate of Incorporation.

         [ ] FOR                   [ ] AGAINST                    [ ] ABSTAIN

         5. The Proxies are authorized to vote in their best judgment upon such other business as may properly come before the Annual Meeting.

                            [REVERSE SIDE OF PROXY]

         This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. Please refer to the Proxy Statement for a discussion of each of these matters. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE PROPOSALS. As to any other matter, said Proxies shall vote in accordance with their best judgment.

         Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. If acting as attorney, executor, trustee, or in any other representative capacity, sign name and title.

                                      Dated --------------------------, 1997


                                      --------------------------------------
                                                     Signature


                                      --------------------------------------
                                              Signature if held jointly

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.